Exhibit 99.2

Net Income Adjustment for Sale of Athena Stock

Proforma Net Income and Diluted EPS

(In millions)

	For the Year Ended March 28, 2008
	Net Income Adjustment	Diluted EPS
Net Income	$56.8	$0.86
Gain on sale of Athena Stock	(4.6)
Tax impact of sale of Athena Stock	1.0

Net Income adjusted for the sale of stock in Athena	$53.2	$0.82